FORM OF N-SAR

ALLIANCE ALL-ASIA INVESTMENT FUND, INC.

October 31, 1998


	RESOLVED, that the Directors hereby approve an amendment to the non-fundamental investment policies of the Fund to permit the Fund to invest more than 50% of its assets in Japanese equity securities and the appropriate officers of the Fund be, and they hereby are, authorized and instructed to take any and all such actions as they may deem necessary or advisable in connection with the implementation of the foregoing.